Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER 2016 RESULTS

●	Revenues of $1.071 billion, $2.4 million net income
●	Challenging market conditions impact overall financial performance
●	Class 4-7 new truck sales up 22% over first quarter 2015
●	New service technology launched to help improve customer communication and vehicle uptime
●	Results include an $8.1 million restructuring charge related to dealership consolidations and real estate impairment

SAN ANTONIO, Texas, April 20, 2016 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2016, the Company achieved revenues of $1.071 billion and net income was $2.4 million, or $0.06 per diluted share, compared with revenues of $1.194 billion and net income of $16.8 million, or $0.41 per diluted share, in the quarter ended March 31, 2015. During the first quarter of 2016, the Company incurred an $8.1 million restructuring charge to selling, general and administrative expenses related to the closing of certain dealerships and the disposition of excess real estate. This restructuring charge reduced earnings per diluted share by $0.12 in the quarter.

“As we expected, increased capacity from near record Class 8 truck sales in 2015, significantly reduced used truck residual values and continued softness in the energy sector had a negative impact on our new Class 8 truck sales, aftermarket revenues and profitability this quarter,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises. “Our Class 4-7 new truck sales, however, remained strong, slightly outpacing the U.S. medium-duty truck retail sales.

“In order to help offset declining revenue, we implemented broad and significant expense reductions during the first quarter, but we do not expect to realize the full benefit of these actions until mid-year,” continued Rush. “We are also aggressively pursuing parts and service initiatives that we expect will drive incremental aftermarket revenues,” said Rush.

As we previously disclosed, an important part of the Company’s expense reduction plan is the consolidation of 12 Navistar Division locations in Georgia, Illinois, Indiana, North Carolina, Ohio, Oregon and Utah in the first half of the year.  “We have many excellent employees working in these locations, so this was not an easy decision to make. However, with changes in technology and, in certain cases, the local markets, we were no longer able to justify operating these locations in such close proximity to our other dealerships," explained Rush.  “In our Peterbilt Division, we consolidated our location in Alice, Texas, into our newly constructed dealership in Corpus Christi.”

“As always, I am grateful to all of our employees for their support in maintaining customer service while simultaneously working to launch new growth initiatives and manage costs across the organization,” said Rush. “Their efforts and dedication are greatly appreciated as we work through this challenging market cycle.”

Operations

Aftermarket Solutions

Aftermarket services accounted for approximately 67% of the Company’s total gross profit in the first quarter of 2016, with parts, service and body shop revenue up 1.5% as compared to the first quarter of 2015. The Company achieved a quarterly absorption ratio of 106.4% in the first quarter of 2016.

“Energy sector activity continued to decrease and adversely impact our parts and service business, but we were able to help offset some lost aftermarket revenues with general maintenance and repair of vehicles, particularly in the western and southeastern parts of the country, largely driven by increased construction activity and improved economic conditions in these regions,” Rush explained. “We will remain diligent in our efforts to generate incremental sales and gross profit through expanded aftermarket initiatives including all-makes parts, Rapid Parts call centers, telematics, mobile services and expanded RushCare services,” he added.

Truck Sales

U.S. Class 8 retail sales were 53,203 units in the first quarter, down 6% over the same time period last year. Rush’s Class 8 sales decreased 34% as compared to the first quarter of 2015 and accounted for 5.0% of the U.S. Class 8 truck market. ACT Research forecasts U.S. retail sales for Class 8 vehicles to be 207,000 units in 2016, an 18% decrease compared to 2015.

“Excess capacity and low used truck valuations have caused many fleets to delay new Class 8 truck purchases. We believe U.S. retail sales for Class 8 vehicles in 2016 could be less than ACT’s current forecast,” Rush explained.

“Used truck sales picked up slightly in March after a slow start to the year. While used truck values continue to decline at a higher than normal rate, we believe our used truck inventory is appropriately valued given current market conditions,” Rush added.

Rush’s Class 4-7 medium-duty sales increased 22% over the first quarter of 2015, accounting for 5.7% of the total U.S. market and also outpacing U.S. Class 4-7 truck sales in the first quarter, which increased by approximately 20% over the first quarter of 2015. ACT Research forecasts U.S. retail sales for Class 4-7 vehicles to reach 220,850 units in 2016, a 1% increase over 2015.

“Our medium-duty business remained strong this quarter, primarily due to stable demand across the country from a range of market segments. Our solid sales performance was also the result of several large fleet deliveries into the lease and rental and recycling markets. We continue to see strong sales of our ‘Ready-to-Roll’ work-ready inventory particularly in Florida and California,” said Rush. “With the forecast for Class 4-7 new truck sales relatively flat over 2015, we expect our solid sales performance to continue throughout the year, keeping pace with the U.S. Class 4-7 retail market,” Rush added.

Continued Growth

The Company completed several of its dealership construction and renovation projects this quarter as part of its ongoing effort to expand service capacity across the country and provide state-of-the art facilities in major markets. “We opened a newly constructed International and IC Bus dealership in Columbus, Ohio, consolidating two dealerships into one new location. We also completed a major renovation of our Peterbilt, Ford and Isuzu dealership in Whittier, California, and relocated our Peterbilt dealership in Odessa, Texas, to a new larger dealership. This month, Rush Truck Center – Denver moved to new, expanded facilities, and we added a new Peterbilt location in Bowling Green, Kentucky,” explained Rush.

“We continue to invest in our long-term strategic initiatives which include growing our parts business, expanding our vehicle technology solutions and growing our compressed natural gas fuel system business with Momentum Fuel Technologies. In February, we launched RushCare Service Connect, a technology platform that allows customers to receive real-time repair status updates about their vehicles in our shops through an online portal. We are excited to offer this solution to customers for enhanced, two-way communication and transparency about vehicle status,” Rush added. “We also expanded our Momentum compressed natural gas fuel system product offering by introducing a larger capacity back-of-cab system, which is intended to generate incremental sales from over-the-road and vocational fleets applications.

Financial Highlights

In the first quarter, the Company’s gross revenues totaled $1.071 billion, a 10.3% decrease from gross revenues of $1.194 billion reported for the first quarter ended March 31, 2015. Net income for the quarter was $2.4 million, or $0.06 per diluted share, compared to net income of $16.8 million, or $0.41 per diluted share, in the quarter ended March 31, 2015.

Parts, service and body shop revenues were $341.9 million in the first quarter of 2016, compared to $337.0 million in the first quarter of 2015. The Company delivered 2,679 new heavy-duty trucks, 3,271 new medium-duty commercial vehicles, 387 new light-duty commercial vehicles and 1,735 used commercial vehicles during the first quarter of 2016, compared to 4,074 new heavy-duty trucks, 2,686 new medium-duty commercial vehicles, 378 new light-duty commercial vehicles and 1,862 used commercial vehicles during the first quarter of 2015.

“Expenses for the first quarter increased due to employee benefits, payroll taxes and the restructuring charge related to the closing of certain dealerships and disposition of excess real estate,” Rush concluded.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Thursday, April 21, 2016, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (U.S.) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 10, 2016. Listen to the audio replay until April 28, 2016 by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering the Conference ID 85824706.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird.  They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental.  Rush Enterprises' operations also provide CNG fuel systems, telematics products, vehicle up-fitting, chrome accessories and tires.  For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company’s services and the impact of expense reduction efforts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$72,661	$64,847
Accounts receivable, net	150,374	156,977
Note receivable affiliate	11,874	10,611
Inventories, net	1,029,587	1,061,198
Prepaid expenses and other	11,569	32,953
Assets held for sale	19,302	–
Total current assets	1,295,367	1,326,586
Investments	6,650	6,650
Property and equipment, net	1,150,117	1,172,824
Goodwill, net	286,010	285,041
Other assets, net	58,648	60,907

Total assets	$2,796,792	$2,852,008

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$825,987	$854,758
Current maturities of long-term debt	150,392	151,024
Current maturities of capital lease obligations	14,994	14,691
Liabilities directly associated with assets held for sale	1,229	–
Trade accounts payable	103,735	120,255
Customer deposits	24,712	22,438
Accrued expenses	79,504	83,871
Total current liabilities	1,200,553	1,247,037

Long-term debt, net of current maturities	485,825	496,731
Capital lease obligations, net of current maturities	71,498	69,074
Other long-term liabilities	5,321	5,282
Deferred income taxes, net	181,397	188,987

Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2016 and 2015	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 30,513,909 class A shares and 10,279,281 class B shares outstanding in 2016; and 30,303,818 class A shares and 10,093,305 class B shares outstanding in 2015	434	430
Additional paid-in capital	293,196	288,294
Treasury stock, at cost: 2,616,657 class B shares	(43,368)	(43,368)
Retained earnings	602,241	599,846
Accumulated other comprehensive loss, net of tax	(305)	(305)
Total shareholders’ equity	852,198	844,897

Total liabilities and shareholders’ equity	$2,796,792	$2,852,008

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenues:
New and used commercial vehicle sales	$668,545	$800,194
Parts and service sales	341,939	337,022
Lease and rental	50,887	47,792
Finance and insurance	4,499	4,531
Other	4,970	3,996
Total revenue	1,070,840	1,193,535
Cost of products sold:
New and used commercial vehicle sales	623,660	744,260
Parts and service sales	218,243	214,697
Lease and rental	45,667	40,956
Total cost of products sold	887,570	999,913
Gross profit	183,270	193,622
Selling, general and administrative	162,452	152,627
Depreciation and amortization	12,647	9,994
Gain (loss) on sale of assets	10	(672)
Operating income	8,181	30,329
Interest expense, net	4,239	2,941
Income before taxes	3,942	27,388
Provision for income taxes	1,547	10,607
Net income	$2,395	$16,781

Earnings per common share:
Earnings per common share - Basic	$0.06	$0.42
Earnings per common share - Diluted	$0.06	$0.41

Weighted average shares outstanding:
Basic	40,553	40,066
Diluted	41,049	40,985

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	March 31, 2016	March 31, 2015
New heavy-duty vehicles	$350,516	$512,869
New medium-duty vehicles (including bus sales revenue)	223,979	188,758
New light-duty vehicles	14,389	12,941
Used vehicles	75,164	80,487
Other vehicles	4,497	5,139

Absorption Ratio	106.4%	115.3%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	March 31, 2016	March 31, 2015
Floor plan notes payable	$825,987	$912,600
Current maturities of long-term debt	150,392	138,364
Current maturities of capital lease obligations	14,994	10,823
Liabilities directly associated with asset held for sale	1,229	5,920
Long-term debt, net of current maturities	485,825	434,267
Capital lease obligations, net of current maturities	71,498	48,554
Total Debt (GAAP)	1,549,925	1,550,528
Adjustments:
Debt related to lease & rental fleet	(598,619)	(552,223)
Floor plan notes payable	(825,987)	(912,600)
Adjusted Total Debt (Non-GAAP)	125,319	85,705
Adjustment:
Cash and cash equivalents	(72,661)	(47,275)
Adjusted Net Debt (Non-GAAP)	$52,658	$38,430

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management a more accurate picture of the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	March 31, 2016	March 31, 2015
Net Income (GAAP)	$51,667	$84,724
Provision for income taxes	32,690	53,592
Interest expense	14,771	11,008
Depreciation and amortization	46,512	41,962
(Gain) loss on sale of assets	(138)	605
EBITDA (Non-GAAP)	145,502	191,891
Adjustment:
Interest expense associated with FPNP	(13,756)	(8,683)
Restructuring and impairment charges, net of tax	4,903	─
Adjusted EBITDA (Non-GAAP)	$136,649	$183,208

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis. Management recorded a one-time charge to selling, general and administrative expense during the first quarter of 2016 related to the closing of certain dealerships and the disposition of excess real estate. Management views this as a non-recurring event that is not indicative of the core operating expenses of the Company. Management believes adding back this one-time charge to EBITDA provides both the investors and management a more accurate picture of the Company’s core operating results. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	March 31, 2016	March 31, 2015
Net cash provided by operations (GAAP)	$424,629	$(547)
Acquisition of property and equipment	(339,215)	(290,073)
Free cash flow (Non-GAAP)	85,414	(290,620)
Adjustments:
Draws (payments) on floor plan financing, net	(67,094)	233,961
Proceeds from L&RFD	155,469	191,915
Debt proceeds related to business acquisitions	(5,645)	─
Principal payments on L&RFD	(151,216)	(119,063)
Non-maintenance capital expenditures	126,629	77,993
Adjusted Free Cash Flow (Non-GAAP)	$143,557	$94,186

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flows” and “Adjusted Free Cash Flows” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	March 31, 2016	March 31, 2015
Total Shareholders' equity (GAAP)	$852,198	$784,596
Adjusted net debt (Non-GAAP)	52,658	38,430
Adjusted Invested Capital (Non-GAAP)	$904,856	$823,026

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.